Exhibit 4.7.7

FIRST AMENDMENT

to the

CREDIT AGREEMENT,

dated as of June 30, 2003,

among

OLD DOMINION FREIGHT LINE, INC.,

THE LENDERS NAMED HEREIN,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Agent

Dated April 14, 2004

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT, dated the 14th day of April, 2004 (this ”Amendment”), is made in respect of the Credit Agreement dated as of June 30, 2003 by and between OLD DOMINION FREIGHT LINE, INC., a Virginia corporation, the Lenders named therein and WACHOVIA BANK, NATIONAL ASSOCIATION, as agent for the Lenders (the ”Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

The parties hereto agree to amend the Credit Agreement as set forth herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto for themselves and their successors and assigns, agree as follows:

ARTICLE I.

AMENDMENT TO CREDIT AGREEMENT

Each of Sections 3.1(a)(i) and 8.2(vi)(B)(i) of the Credit Agreement are amended by replacing the reference to “$30,000,000” with “$40,000,000”.

ARTICLE II.

EFFECTIVENESS

This Amendment shall be effective when the Agent receives counterparts of this Amendment duly executed by the Borrower and each of the Required Lenders.

ARTICLE III.

MISCELLANEOUS

3.1 Full Force and Effect. Except as expressly amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Credit Agreement, “hereinafter,” “hereto,” “hereof,” and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement after being amended by this Amendment. Any reference to the Credit Agreement or any of the other Credit Documents herein or in any such documents shall refer to the Credit Agreement and Credit Documents as amended hereby.

3.2 Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina (without regard to the conflicts of law provisions thereof).

3.3 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

3.4 Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of this Amendment.

3.5 Fees and Expenses. The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Agent in connection with the preparation, execution and delivery of this Amendment and the other documentation prepared in connection therewith, including without limitation, all reasonable attorney’s fees.

2

IN WITNESS WHEREOF, the Borrower, Wachovia, as Lender, Issuing Lender, Swingline Lender and Agent, and the Required Lenders have caused this Amendment to be executed by their duly authorized officers all as of the day and year first above written.

OLD DOMINION FREIGHT LINE, INC., as Borrower

By:	/s/ J. Wes Frye
Name:	J. Wes Frye
Title:	Senior Vice President – Finance/ Chief Financial Officer

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent, Issuing Lender, Swingline Lender and as a Lender

By:	/s/ Andrew Payne
Name:	Andrew Payne
Title:	Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Leesa C. Sluder
Name:	Leesa C. Sluder
Title:	Senior Vice President

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Preston W. Bergen
Name:	Preston W. Bergen
Title:	Senior Vice President

3